                                                                     EXHIBIT 2.4

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                            TAX ALLOCATION AGREEMENT

                                  by and among

                             CONEXANT SYSTEMS, INC.

                              WASHINGTON SUB, INC.

                                       and

                             ALPHA INDUSTRIES, INC.






                                  June 25, 2002





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
                                TABLE OF CONTENTS

                                                                                                       Page
                                                                                                       ----
ARTICLE I             DEFINITIONS........................................................................2
     Section 1.01     General............................................................................2
     Section 1.02     Schedules, etc.....................................................................9

ARTICLE II            FILING OF TAX RETURNS; PAYMENT OF TAXES; REFUNDS...................................9
     Section 2.01     Preparation of Tax Returns.........................................................9
     Section 2.02     Payment of Taxes..................................................................11
     Section 2.03     Tax Refunds and Carrybacks........................................................14
     Section 2.04     Allocation of Straddle Period Taxes...............................................15

ARTICLE III           TAX INDEMNIFICATION; TAX CONTESTS.................................................16
     Section 3.01     Indemnification...................................................................16
     Section 3.02     Distribution Taxes................................................................18
     Section 3.03     Notice of Indemnity...............................................................19
     Section 3.04     Payments..........................................................................19
     Section 3.05     Tax Contests......................................................................21

ARTICLE IV            OPTIONS; COMPENSATION PAYMENTS; INTEREST
                      CHARGE FOR LATE PAYMENTS; CURRENCY
                      CALCULATIONS; EFFECTIVE TIME OF
                      TRANSACTIONS .....................................................................22
     Section 4.01     Stock Options and Restricted Stock................................................22
     Section 4.02     Compensation Payments.............................................................23
     Section 4.03     Change in Law.....................................................................24
     Section 4.04     Interest Charge for Late Payments.................................................24
     Section 4.05     Currency Calculations.............................................................24
     Section 4.06     Effective Time of Transaction.....................................................25

ARTICLE V             COOPERATION AND EXCHANGE OF INFORMATION...........................................25
     Section 5.01     Inconsistent Actions..............................................................25
     Section 5.02     Ruling Request....................................................................25
     Section 5.03     [Intentionally Omitted]...........................................................25
     Section 5.04     Cooperation and Exchange of Information...........................................25
     Section 5.05     Tax Records.......................................................................26


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
ARTICLE VI            MISCELLANEOUS.....................................................................27
     Section 6.01     Entire Agreement; Construction....................................................27
     Section 6.02     Effectiveness.....................................................................27
     Section 6.03     Survival of Agreements............................................................28
     Section 6.04     Governing Law.....................................................................28
     Section 6.05     Notices...........................................................................28
     Section 6.06     Dispute Resolution................................................................30
     Section 6.07     Consent to Jurisdiction...........................................................30
     Section 6.08     Amendments........................................................................31
     Section 6.09     Successors and Assigns............................................................31
     Section 6.10     Captions; Currency................................................................31
     Section 6.11     Severability......................................................................32
     Section 6.12     Parties in Interest...............................................................32
     Section 6.13     Schedules.........................................................................32
     Section 6.14     Waivers; Remedies.................................................................32
     Section 6.15     Counterparts......................................................................32
     Section 6.16     Performance.......................................................................33
     Section 6.17     Interpretation....................................................................33

                            TAX ALLOCATION AGREEMENT

         TAX ALLOCATION AGREEMENT (this "AGREEMENT") dated as of June 25, 2002, by and among CONEXANT SYSTEMS, INC., a Delaware corporation ("CONEXANT"), WASHINGTON SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Conexant ("WASHINGTON"), and ALPHA INDUSTRIES, INC., a Delaware corporation ("ALPHA").

         WHEREAS, Conexant and Washington have entered into a contribution and distribution agreement (the "DISTRIBUTION AGREEMENT"), pursuant to which (a) all the Washington Assets (as defined in the Distribution Agreement) will be assigned to Washington and/or to one or more of the Washington Subsidiaries (as defined in the Distribution Agreement) and all of the Washington Liabilities (as defined in the Distribution Agreement) will be assumed by Washington and/or by one or more of the Washington Subsidiaries, all as provided in the Distribution Agreement (the "CONTRIBUTION") and (b) all of the issued and outstanding shares of common stock, par value $.01 per share, of Washington (the "WASHINGTON COMMON STOCK") will be distributed on a pro rata basis to Conexant's stockholders as provided in the Distribution Agreement (the "DISTRIBUTION");

         WHEREAS, the Boards of Directors of Conexant, Washington and Alpha have approved an agreement and plan of reorganization (the "MERGER AGREEMENT") pursuant to which Washington and Alpha will enter into a merger transaction in order to advance the long-term strategic business interests of Conexant, Washington and Alpha;

         WHEREAS, the Boards of Directors of Conexant, Washington and Alpha have determined to consummate such merger transaction by means of a business combination transaction in which, immediately following the Distribution Washington will merge with and into Alpha (the "MERGER"), with Alpha being the surviving corporation;

         WHEREAS, the parties to this Agreement intend that the Contribution and the Distribution qualify under Sections 355 and 368 of the Code (as defined herein) as a reorganization, that the Merger qualify under Section 368 of the Code as a reorganization and that the Merger Agreement shall constitute a "plan or reorganization" for purposes of Sections 354 and 361 of the Code; and

         WHEREAS, Conexant and Alpha wish to provide for and agree upon the allocation between the Conexant Tax Group (as defined herein) and the Alpha Tax Group (as defined herein) of all responsibilities, liabilities and benefits relating to or affecting Taxes (as defined herein) paid or payable by either of them for all taxable periods, whether beginning before, on or after the Distribution Date (as defined herein).

         NOW, THEREFORE, in consideration of the premises and of the respective agreements contained in this Agreement, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.01 GENERAL. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Any capitalized term not otherwise defined in this Agreement shall have the meaning ascribed to it in the Distribution Agreement.

         "ACTUALLY REALIZED" shall mean, for purposes of determining the timing of any Taxes (or related Tax cost or benefit) relating to any payment, transaction, occurrence or event, the time at which the amount of Taxes (including estimated Taxes) payable by any person is increased above or reduced below, as the case may be, the amount of Taxes that such person would be required to pay but for the payment, transaction, occurrence or event.

         "ALPHA" shall have the meaning ascribed thereto in the preamble.

         "ALPHA COMMON STOCK" shall mean the Common Stock, par value $0.25 per share, of Alpha and the associated preferred share purchase rights.

         "ALPHA COMMON STOCK OPTIONS" shall mean options to acquire shares of Alpha Common Stock.

         "ALPHA GROUP EMPLOYEES AND FORMER EMPLOYEES" shall mean individuals (i) who are employees of any member of the Alpha Tax Group on the date of the event giving rise to a deduction in respect of any Compensation Payments made to such individuals or Stock Options or Restricted Stock held by such individuals or
(ii) who were employees of any member of the Alpha Tax Group and were not thereafter employees of any member of the Conexant Tax Group.

         "ALPHA POST-DISTRIBUTION TAX ACT" shall have the meaning set forth in
Section 3.01(a).

         "ALPHA RESTRICTED STOCK" shall mean shares of Alpha Common Stock subject to restrictions on transferability and subject to a substantial risk of forfeiture.

         "ALPHA TAX ACT" shall have the meaning set forth in Section 3.02(b).

         "ALPHA TAX GROUP" shall mean (i) Alpha, (ii) any member of the Washington Tax Group, and (iii) any corporation or other legal entity which Alpha directly or indirectly owned or owns prior to, on or following the Distribution Date.

         "ALPHA TAX REPRESENTATION LETTER" shall mean the letter delivered by Alpha to Conexant on the Distribution Date, substantially in the form set forth in Schedule 3.02(c) attached hereto.

         "ASSET PURCHASE AGREEMENTS" shall mean those asset purchase agreements dated as of December 16, 2001 by and between Conexant and Alpha, as amended and restated as of June 25, 2002, providing for the sale of certain assets to Alpha after the Merger.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended, or any successor legislation.

         "COMPENSATION PAYMENTS" shall mean all non-qualified employee benefit plan and welfare benefit plan payments made by any member of the Alpha Tax Group under the Employee Matters Agreement dated as of the date hereof by and among Conexant, Washington and Alpha.

         "CONEXANT" shall have the meaning ascribed thereto in the preamble.

         "CONEXANT BOARD" shall mean the Board of Directors of Conexant or a duly authorized committee thereof.

         "CONEXANT COMMON STOCK" shall mean the Common Stock, par value of $1 per share, of Conexant and the associated preferred share purchase rights.

         "CONEXANT COMMON STOCK OPTIONS" shall mean options to acquire Conexant Common Stock.

         "CONEXANT GROUP EMPLOYEES AND FORMER EMPLOYEES" shall mean individuals
(i) who are employees of any member of the Conexant Tax Group on the date of the event giving rise to a deduction in respect of any Compensation Payments made to such individuals or Stock Options or Restricted Stock held by such individuals, or (ii) who were employees of any member of the Conexant Tax Group and were not thereafter employees of any member of the Alpha Tax Group.

         "CONEXANT RESTRICTED STOCK" shall mean shares of Conexant Common Stock subject to restrictions on transferability and subject to a substantial risk of forfeiture.

         "CONEXANT TAX GROUP" shall mean (i) Conexant, (ii) any corporation or other legal entity which Conexant directly or indirectly owns immediately following the Distribution Date other than a member of the Alpha Tax Group,
(iii) any other corporation or other legal entity which Conexant directly or indirectly owned at any time on or prior to the Distribution Date other than a member of the Alpha Tax Group, and (iv) solely for purposes of this Agreement and not for purposes of any other Transaction Agreement or the Merger Agreement, for any taxable period (A) Old Rockwell and any other corporation or legal entity owned by Old Rockwell other than a member of the Alpha Tax Group and (B) Rockwell and any other corporation or legal entity owned by Rockwell other than a member of the Alpha Tax Group.

         "CONEXANT TAX REPRESENTATION LETTER" shall mean the letter delivered by Conexant to Alpha on the Distribution Date, substantially in the form set forth in Schedule 3.02(d) attached hereto.

         "CONEXANT/WASHINGTON TAX GROUP" shall mean any corporation or other legal entity which is a member of the Conexant Tax Group or the Washington Tax Group but only with respect to taxable periods (or portions thereof) ending on or before or including the Distribution Date.

         "CONTRIBUTION" shall have the meaning ascribed thereto in the Distribution Agreement.

         "DISTRIBUTION" shall mean the distribution of the Washington Common Stock on a pro rata basis to holders of Conexant Common Stock and Conexant Series B Preferred Stock on the Distribution Date pursuant to the Distribution Agreement.

         "DISTRIBUTION AGREEMENT" shall have the meaning ascribed thereto in the preamble.

         "DISTRIBUTION TAXES" shall mean any Taxes resulting from (a) the failure of the Contribution and the Distribution to qualify as a reorganization under Sections 355 and 368 of the Code, (b) the failure of the Contribution and the Distribution to qualify as tax-free to Conexant under Sections 355(c) and 361(c) of the Code, or (c) the failure of any pre-Distribution transaction specified in Schedule 3.01(b) to be non-taxable.

         "DISTRIBUTION TRANSACTION" shall mean any transaction undertaken in connection with the Distribution and described in the Ruling Request.

         "DISTRIBUTION DATE" shall mean the date on which the Distribution occurs (or, if different, the date on which the Distribution is deemed to occur for U.S. federal Income Tax purposes). For purposes of this Agreement, the Distribution shall be deemed effective as of the end of the day on the Distribution Date.

         "FINANCING AGREEMENT " shall mean the financing agreement dated as of June 25, 2002 by and among Alpha, certain of its subsidiaries and Conexant.

         "FOREIGN INCOME TAX" shall mean any Income Tax other than a U.S. federal, state or local Income Tax.

         "FOREIGN INCOME TAX RETURNS" shall mean any Income Tax Return which is not a U.S. federal, state or local Income Tax Return.

         "INCOME TAX" shall mean (a) any Tax based upon, measured by, or calculated with respect to (i) net income or profits (including, but not limited to, any capital gains, minimum Tax and any Tax on items of Tax preference, but not including sales, use, real or personal property, gross or net receipts, transfer or similar Taxes) or (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (i) above, or (b) any U.S. state or local franchise Tax; including in the case of each of (a) and (b) any related interest and any penalties, additions to such Tax or additional amounts imposed with respect thereto by any Tax Authority.

         "INCOME TAX BENEFIT" shall mean for any taxable period the excess of
(i) the hypothetical Income Tax liability of the taxpayer for the taxable period calculated as if the Timing Difference or Reverse Timing Difference, as the case may be, had not occurred but with all other facts unchanged, over (ii) the actual Income Tax liability of the taxpayer for the taxable period, calculated taking into account the Timing Difference or Reverse Timing Difference, as the case may be (treating an Income Tax refund or credit as a negative Income Tax liability for purposes of such calculation).

         "INCOME TAX DETRIMENT" shall mean for any taxable period the excess of
(i) the actual Income Tax liability of the taxpayer for the taxable period, calculated taking into account the Timing Difference or Reverse Timing Difference, as the case may be, over (ii) the hypothetical Income Tax liability of the taxpayer for the taxable period, calculated as if the Timing Difference or Reverse Timing Difference, as the case may be, had not occurred but with all other facts unchanged (treating an Income Tax refund or credit as a negative Income Tax liability for purposes of such calculation).

         "INCOME TAX RETURN" shall mean any Tax Return that relates to Income Taxes.

         "INDEMNITEE" shall have the meaning set forth in Section 3.03.

         "INDEMNITOR" shall have the meaning set forth in Section 3.03.

         "INDEMNITY ISSUE" shall have the meaning set forth in Section 3.03.

         "IRS" shall mean the Internal Revenue Service.

         "NON-INCOME TAX" shall mean any Tax other than an Income Tax.

         "OLD ROCKWELL" shall mean the corporation, formerly named Rockwell International Corporation, which owned all of the Rockwell Common Stock prior to the distribution of the Rockwell Common Stock to the shareholders of such corporation on December 6, 1996.

         "PERSON" shall mean any individual, partnership, joint venture, corporation, limited liability entity, trust, unincorporated organization or other entity (including a governmental entity).

         "POST-DISTRIBUTION TAXABLE PERIOD" shall mean a taxable period beginning after the Distribution Date.

         "POST-TAX INDEMNIFICATION PERIOD" shall mean any Post-Distribution Taxable Period and that portion of any Straddle Period that begins on the day after the Distribution Date.

         "PRE-DISTRIBUTION TAXABLE PERIOD" shall mean a taxable period ending on or before the Distribution Date.

         "REPRESENTATIVE" shall mean, with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

         "RESTRICTED STOCK" shall mean Alpha Restricted Stock or Conexant Restricted Stock.

         "REVERSE TIMING DIFFERENCE" shall mean an increase in income, gain or recapture, or a decrease in deduction, loss or credit, as calculated for Income Tax purposes, of the taxpayer for the Tax Indemnification Period coupled with an increase in deduction, loss or credit, or a decrease in income, gain or recapture, of the taxpayer for any Post-Tax Indemnification Period.

         "RIGHTS" shall have the meaning ascribed thereto in the Distribution Agreement.

         "ROCKWELL" shall mean Rockwell Automation, Inc., formerly named Rockwell International Corporation, a Delaware corporation.

         "ROCKWELL COMMON STOCK" shall mean the Common Stock, par value of $1 per share, of Rockwell.

         "ROCKWELL TAX GROUP" shall mean Rockwell and its affiliates.

         "RULING" shall mean a private letter ruling issued by the IRS in reply to the Ruling Request including any amendment or supplement thereto in form and substance reasonably satisfactory to Conexant and Alpha.

         "RULING REQUEST" shall mean a private letter ruling request filed by Conexant with the IRS (as modified or supplemented), seeking rulings that, inter alia, the Contribution and the Distribution will qualify under Sections 355 and 368 of the Code as a reorganization.

         "STOCK PURCHASE AGREEMENT" shall mean that stock purchase agreement dated as of December 16, 2001 by and between Conexant and Alpha, as amended and restated as of June 25, 2002, providing for the sale of certain stock to Alpha after the Merger.

         "STOCK OPTIONS" shall mean Alpha Common Stock Options or Conexant Common Stock Options.

         "STRADDLE PERIOD" shall mean a taxable period that includes but does not end on the Distribution Date.

         "TAX" and "TAXES" shall mean all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a federal, state, municipal, governmental, territorial, local, foreign or other body, and without limiting the generality of the foregoing, shall include net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, recording, franchise, profits, license, lease, service, service use, payroll, wage, withholding, employment, unemployment insurance, workers compensation, social security, excise, severance, stamp, business license, business organization, occupation, premium, property, environmental, windfall profits, customs, duties, alternative minimum, estimated or other taxes, fees, premiums, assessments or charges of any kind whatever imposed or collected by any governmental entity or political subdivision thereof, together with any related interest and any penalties, additions to such tax or additional amounts imposed with respect thereto by any Tax Authority.

         "TAX AUTHORITY" shall mean, with respect to any Tax, any governmental entity, quasi-governmental body or political subdivision thereof that imposes such Tax and the agency (if any) charged with the determination or collection of such Tax for such entity, body or subdivision.

         "TAX GROUP" shall mean the Conexant Tax Group or the Alpha Tax Group, as the case may be.

         "TAX INDEMNIFICATION PERIOD" shall mean any Pre-Distribution Taxable Period and that portion of any Straddle Period that ends on the Distribution Date.

         "TAX RETURN" shall mean any return, filing, questionnaire, information return, election or other document required or permitted to be filed, including requests for extensions of time, filings made with respect to estimated tax payments, claims for refund and amended returns that may be filed, for any period with any Tax Authority (whether domestic or foreign) in connection with any Tax (whether or not a payment is required to be made with respect to such filing).

         "TIMING DIFFERENCE" means an increase in income, gain or recapture, or a decrease in deduction, loss or credit, as calculated for Income Tax purposes, of the taxpayer for any Post-Tax Indemnification Period coupled with an increase in deduction, loss or credit, or a decrease in income, gain or recapture, of the taxpayer for the Tax Indemnification Period.

         "TRANSACTION AGREEMENTS" shall have the meaning ascribed thereto in the Distribution Agreement.

         "WASHINGTON" shall have the meaning ascribed thereto in the preamble.

         "WASHINGTON TAX GROUP" shall mean (i) Washington and (ii) any corporation or other legal entity which Washington directly or indirectly owns following the Contribution.

         SECTION 1.02 SCHEDULES, ETC. References to a "SCHEDULE" are, unless otherwise specified, to a Schedule attached to this Agreement; references to "SECTION" or "ARTICLE" are, unless otherwise specified, to one of the Sections or Articles of this Agreement; references to "SUB-SECTION" are, unless the context otherwise requires, references to the section in which the reference appears; and references to this Agreement include the Schedules.

                                   ARTICLE II

                FILING OF TAX RETURNS; PAYMENT OF TAXES; REFUNDS

         SECTION 2.01 PREPARATION OF TAX RETURNS.

         (a) UNITED STATES FEDERAL INCOME TAX RETURNS.

         (i) Conexant shall prepare and file or cause to be prepared and filed all U.S. federal Income Tax Returns (including amendments thereto) which are required to be filed in respect of (A) a member of the Conexant/Washington Tax Group for any Pre-Distribution Taxable Period or Straddle Period or (B) a member of the Conexant Tax Group for any Post-Distribution Taxable Period. Alpha hereby irrevocably designates, and agrees to cause each of its affiliates to designate, Conexant as its agent to take any and all actions necessary or incidental to the preparation and filing of such U.S. federal Income Tax Returns of Conexant's affiliated group.

         (ii) All U.S. federal Income Tax Returns (including amendments thereto) with respect to the Washington Tax Group for Post-Distribution Taxable Periods shall be the responsibility of the Alpha Tax Group.

         (b) UNITED STATES STATE AND LOCAL INCOME TAX RETURNS.

         (i) Conexant shall prepare and file or cause to be prepared and filed all U.S. state and local Income Tax Returns (including amendments thereto) which are required to be filed in respect of (A) a member of the Conexant/Washington Tax Group for any Pre-Distribution Taxable Period or Straddle Period or (B) a member of the Conexant Tax Group for any Post-Distribution Taxable Period. Alpha hereby irrevocably designates, and agrees to cause each of its affiliates to designate, Conexant as its agent to take any and all actions necessary or incidental to the preparation and filing of such U.S. state and local Income Tax Returns of members of the Washington Tax Group.

         (ii) All U.S. state and local Income Tax Returns (including amendments thereto) with respect to the Washington Tax Group for Post-Distribution Taxable Periods shall be the responsibility of the Alpha Tax Group.

         (c) FOREIGN INCOME TAX RETURNS.

         (i) Conexant shall prepare and file or cause to be prepared and filed all Foreign Income Tax Returns (including amendments thereto) which are required to be filed in respect of (A) a member of the Conexant/Washington Tax Group for any Pre-Distribution Taxable Period or Straddle Period (other than any entity set forth on Schedule 2.01(c) attached hereto) or (B) a member of the Conexant Tax Group for any Post-Distribution Taxable Period. Alpha hereby irrevocably designates, and agrees to cause each of its affiliates to designate, Conexant as its agent to take any and all actions necessary or incidental to the preparation and filing of such Foreign Income Tax Returns of members of the Washington Tax Group.

         (ii) All Foreign Income Tax Returns (including amendments thereto) (A) with respect to the Washington Tax Group for Post-Distribution Taxable Periods and (B) with respect to entities set forth on Schedule 2.01(c) attached hereto required to be filed after the Distribution Date, shall be the responsibility of the Alpha Tax Group.

         (d) NON-INCOME TAX RETURNS.

         (i) Conexant shall prepare and file or cause to be prepared and filed all Tax Returns (including amendments thereto) which are Non-Income Tax Returns which are required to be filed in respect of (A) a member of the Conexant/Washington Tax Group (other than Washington or any member of the Washington Tax Group which has never conducted a non-Washington business) for any Pre-Distribution Taxable Period or Straddle Period or (B) a member of the Conexant Tax Group for any Post-Distribution Taxable Period. Alpha hereby irrevocably designates, and agrees to cause each of its affiliates to designate, Conexant as its agent to take any and all actions necessary or incidental to the preparation and filing of such Non-Income Tax Returns of members of the Washington Tax Group.

         (ii) All Non-Income Tax Returns (including amendments thereto) required to be filed (A) with respect to Washington or any member of the Washington Tax Group which has never conducted a non-Washington business and (B) with respect to the Washington Tax Group for Post-Distribution Taxable Periods, shall be the responsibility of the Alpha Tax Group.

         (e) CONSISTENT WITH PAST PRACTICE; REVIEW BY NON-RESPONSIBLE PARTY. Unless Conexant and Alpha otherwise agree in writing, all Tax Returns (including amendments thereto) described in this Section 2.01 filed after the date of this Agreement for Pre-Distribution Taxable Periods or Straddle Periods, in the absence of a controlling change in law or circumstances, shall be prepared on a basis consistent with the elections, accounting methods, conventions and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar matters have been filed. Upon the request of the non-responsible party, the party responsible under this Section 2.01 for preparation of a particular Tax Return for Pre-Distribution Taxable Periods or Straddle Periods shall make available a draft of such Tax Return (or relevant portions thereof) for review and comment by such non-responsible party. Subject to the provisions of this Agreement, all decisions relating to the preparation of Tax Returns shall be made in the sole discretion of the party responsible under this Agreement for such preparation.

         (f) RESPONSIBILITY FOR FILING. Although, pursuant to this Agreement, Conexant or Alpha may be responsible for filing a particular Tax Return, Conexant and Alpha have agreed that the actual preparation and filing of certain Tax Returns will be done by the non-responsible party. Schedule 2.01(f) attached hereto sets forth a schedule specifying such Tax Returns. Conexant and Alpha may agree from time to time to additions to or deletions from Schedule 2.01(f).

         SECTION 2.02 PAYMENT OF TAXES.

         (a) UNITED STATES FEDERAL INCOME TAXES. Except as otherwise provided in this Agreement:

         (i) Conexant shall pay or cause to be paid, on a timely basis, all Taxes due with respect to the consolidated U.S. federal Income Tax liability for
(A) all members of the Conexant/Washington Tax Group for any Pre-Distribution Taxable Period or Straddle Period and (B) any member of the Conexant Tax Group for any Post-Distribution Taxable Period; and

         (ii) Alpha shall pay or cause to be paid, on a timely basis, all Taxes due with respect to the consolidated U.S. federal Income Tax liability for any member of the Washington Tax Group for any Post-Distribution Taxable Period.

         (b) UNITED STATES STATE AND LOCAL INCOME TAXES. Except as otherwise provided in this Agreement:

         (i) Conexant shall pay or cause to be paid, on a timely basis, all Taxes due with respect to the U.S. state and local Income Tax liability for (A) all members of the Conexant/Washington Tax Group for any Pre-Distribution Taxable Period or Straddle Period and (B) any member of the Conexant Tax Group for any Post-Distribution Taxable Period; provided, however, that Alpha, on behalf of the Washington Tax Group, hereby assumes and agrees to pay directly to or at the direction of Conexant, at least five days prior to the date payment (including estimated payment) thereof is due, the portion of such U.S. state and local Income Taxes for that portion of any Straddle Period which begins on the day after the Distribution Date (calculated pursuant to Section 2.04) which relates to a member of the Washington Tax Group or its business, assets or activities; and

         (ii) Alpha shall pay or cause to be paid, on a timely basis, all Taxes due with respect to the U.S. state and local Income Tax liability for any member of the Washington Tax Group for any Post-Distribution Taxable Period.

         (c) FOREIGN INCOME TAXES. Except as otherwise provided in this
Agreement:

         (i) Conexant shall pay or cause to be paid, on a timely basis, all Taxes due with respect to the Foreign Income Tax liability for (A) all members of the Conexant/Washington Tax Group for any Pre-Distribution Taxable Period or Straddle Period (other than any entity set forth on Schedule 2.01(c) attached hereto) and (B) any member of the Conexant Tax Group for any Post-Distribution Taxable Period; provided, however, that Alpha, on behalf of the Washington Tax Group, hereby assumes and agrees to pay directly to or at the direction of Conexant, at least five days prior to the date payment (including estimated payment) thereof is due, the portion of such Foreign Income Taxes for that portion of any Straddle Period which begins on the day after the Distribution Date (calculated pursuant to Section 2.04) which relates to a member of the Washington Tax Group or its business, assets or activities; and

         (ii) Alpha shall pay or cause to be paid, on a timely basis, all Taxes due with respect to the Foreign Income Tax liability (A) for any member of the Washington Tax Group for any Post-Distribution Taxable Period and (B) for any entity set forth on Schedule 2.01(c) attached hereto.

         (d) NON-INCOME TAXES. Except as otherwise provided in this Agreement:

         (i) Conexant shall pay or cause to be paid, on a timely basis, all Taxes due with respect to the Non-Income Tax liability for (A) all members of the Conexant/Washington Tax Group (other than Washington or any member of the Washington Tax Group which has never conducted a non-Washington business) for any Pre-Distribution Taxable Period or Straddle Period and (B) any member of the Conexant Tax Group for any Post-Distribution Taxable Period; provided, however, that Alpha, on behalf of the Washington Tax Group, hereby assumes and agrees to pay directly to or at the direction of Conexant, at least five days prior to the date payment (including estimated payment) thereof is due, the portion of such Non-Income Taxes for that portion of any Straddle Period which begins on the day after the Distribution Date (calculated pursuant to Section 2.04) which relates to a member of the Washington Tax Group or its business, assets or activities;

         (ii) Alpha shall pay or cause to be paid, on a timely basis, all Taxes due with respect to the Non-Income Tax liability (A) for any member of the Washington Tax Group for any Post-Distribution Taxable Period and (B) for Washington or any member of the Washington Tax Group which has never conducted a non-Washington business for any Pre-Distribution Taxable Period or Straddle Period; and

         (iii) Conexant agrees that for all periods prior to the Distribution, it shall pay or cause Washington and each member of the Washington Tax Group that has never conducted a non-Washington business to pay its respective Non-Income Tax liabilities consistent with the Conexant Tax Group's past practice for paying such Non-Income Tax liabilities.

         (iv) Notwithstanding any other provision of this Agreement, all transfer taxes incurred in connection with the Contribution, the Distribution and/or the Merger shall be paid in accordance with the provisions of Section
4.09 of the Distribution Agreement.

         (e) POST-DISTRIBUTION DATE TAXES. Except as otherwise provided in this Agreement, all Taxes for all Post-Distribution Taxable Periods shall be paid or caused to be paid by the party responsible under this Agreement for filing the Tax Returns pursuant to which such Taxes are due or, if no such Tax Returns are due, by the party liable for such Taxes.

         (f) CREDIT FOR PRIOR TAX PAYMENTS. To the extent any member of a Tax Group has made a payment of Taxes (including estimated Taxes) on or before the Distribution Date, the party liable for paying such Taxes under this Agreement shall be entitled to treat the payment as having been paid or caused to have been paid by such party, and such party shall not be required to reimburse the party which actually paid such Taxes.

         (g) RESPONSIBILITY FOR PAYMENT; NOTICE OF PAYMENT DUE. Although Conexant or Alpha may be responsible for paying a particular Tax liability, Conexant and Alpha may agree that the actual payment to a Taxing Authority of certain Tax liabilities will be made by the non-responsible party. Conexant and Alpha may agree to prepare a schedule setting forth such Tax liabilities and may agree from time to time to additions to or deletions from such schedule. In each case where Conexant or Alpha, as the case may be, is required to make payment of Taxes to the other party, Conexant or Alpha, as the case may be, shall notify the other party as to the amount of Taxes due from the other party at least five days prior to the date payment (including estimated payment) is due.

         SECTION 2.03 TAX REFUNDS AND CARRYBACKS.

         (a) RETENTION AND PAYMENT OF TAX REFUNDS. Except as otherwise provided in this Agreement, Conexant shall be entitled to retain, and to receive within ten days after Actually Realized by the Alpha Tax Group, the portion of all refunds or credits of Taxes for which the Conexant Tax Group is liable pursuant to Section 2.02 or Section 3.01(a) or is treated as having paid or caused to have been paid pursuant to Section 2.02(f), and Alpha shall be entitled to retain, and to receive within ten days after Actually Realized by the Conexant Tax Group, the portion of all refunds or credits of Taxes for which the Alpha Tax Group is liable pursuant to Section 2.02 or Section 3.01(b) or is treated as having paid or caused to have been paid pursuant to Section 2.02(f). The amount of any refund or credit of Taxes to which Conexant or Alpha is entitled to retain or receive pursuant to the foregoing sentence shall be reduced to take account of any Taxes incurred by the Alpha Tax Group, in the case of a refund or credit to which Conexant is entitled, or the Conexant Tax Group, in the case of a refund or credit to which Alpha is entitled, upon the receipt of such refund or credit.

         (b) CARRYBACKS. Unless the parties otherwise agree in writing, Alpha shall elect and shall cause each member of the Alpha Tax Group to elect, where permitted by law, to carry forward any net operating loss, net capital loss, charitable contribution or other item arising after the Distribution Date that could, in the absence of such election, be carried back to a Pre-Distribution Taxable Period. Except as otherwise provided in this Agreement, notwithstanding the provisions of Section 2.03(a), (i) any refund or credit of Taxes resulting from the carryback of any item of Taxes attributable to the Alpha Tax Group arising in a Post-Tax Indemnification Period to a Tax Indemnification Period shall be for the account and benefit of the Alpha Tax Group, and (ii) any refund or credit of Taxes resulting from the carryback of any item of Taxes attributable to the Conexant Tax Group arising in a Post-Tax Indemnification Period to a Tax Indemnification Period shall be for the account and benefit of the Conexant Tax Group.

         (c) REFUND CLAIMS. Conexant shall be permitted to file at Conexant's sole expense, and Alpha shall reasonably cooperate with Conexant in connection with, any claims for refund of Taxes to which Conexant is entitled pursuant to this Section 2.03 or any other provision of this Agreement. Conexant shall reimburse Alpha for any reasonable out-of-pocket costs and expenses incurred by any member of the Alpha Tax Group in connection with such cooperation. Alpha shall be permitted to file at Alpha's sole expense, and Conexant shall reasonably cooperate with Alpha in connection with, any claims for refunds of Taxes to which Alpha is entitled pursuant to this Section 2.03 or any other provision of this Agreement. Alpha shall reimburse Conexant for any reasonable out-of-pocket costs and expenses incurred by any member of the Conexant Tax Group in connection with such cooperation.

         SECTION 2.04 ALLOCATION OF STRADDLE PERIOD TAXES. In the case of any Straddle Period:

         (a) PERIODIC TAXES. (i) The periodic Taxes of a member of the Conexant Tax Group or the Alpha Tax Group or its business, assets or activities that are not based on income or receipts (e.g., property Taxes) for the portion of any Straddle Period which ends on the Distribution Date shall be computed based on the ratio of the number of days in such portion of the Straddle Period and the number of days in the entire taxable period; and (ii) the periodic taxes of a member of the Conexant Tax Group or the Alpha Tax Group or its business, assets or activities that are not based on income or receipts for the portion of any Straddle Period beginning on the day after the Distribution Date shall be computed based on the ratio of the number of days in such portion of the Straddle Period and the number of days in the entire taxable period.

         (b) NON-PERIODIC TAXES. (i) The Taxes of a member of the Conexant Tax Group or the Alpha Tax Group or its business, assets or activities for that portion of any Straddle Period ending on the Distribution Date (other than Taxes described in Section 2.04(a) above), shall be computed on a "closing-of-the-books" basis as if such taxable period ended as of the close of business on the Distribution Date, and, in the case of any Taxes of a member of the Conexant Tax Group or the Alpha Tax Group or its business, assets or activities with respect to any equity interest in any partnership or other "flowthrough" entity, as if the taxable period of such partnership or other "flowthrough" entity ended on the Distribution Date; and (ii) the Taxes of a member of the Conexant Tax Group or the Alpha Tax Group or its business, assets or activities for that portion of any Straddle Period beginning after the Distribution Date (other than Taxes described in Section 2.04(a) above), shall be computed on a "closing-of-the-books" basis as if such taxable period began on the day after the Distribution Date, and, in the case of any Taxes of a member of the

Conexant Tax Group or the Alpha Tax Group or its business, assets or activities with respect to any equity interest in any partnership or other "flowthrough" entity, as if the taxable period of such partnership or other "flowthrough" entity began as of the day after the Distribution Date.

            (c) The Taxes of the Conexant Tax Group and the Alpha Tax Group with respect to any Tax Return for a Straddle Period which includes a member of each of the Conexant Tax Group and the Alpha Tax Group or their respective businesses, assets or activities shall be allocated between the Conexant Tax Group, on the one hand, and the Alpha Tax Group, on the other hand, determined in a manner analogous to that set forth in Treasury Regulation Section 1.1552-1(a)(2).


                                  ARTICLE III

                        TAX INDEMNIFICATION; TAX CONTESTS


            SECTION 3.01 INDEMNIFICATION.

            (a) CONEXANT INDEMNIFICATION. Subject to Section 3.01(b) and Section 3.02, Conexant shall indemnify, defend and hold harmless each member of the Alpha Tax Group and each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing from and against:

            (i) all Taxes of the Conexant Tax Group;

            (ii) all Taxes of the Washington Tax Group for all Pre-Distribution Taxable Periods and all Straddle Periods for which Conexant is liable pursuant to Section 2.02 or 3.02;

            (iii) all liability as a result of Treasury Regulation Section 1.1502-6 or comparable U.S. state or local provision for Income Taxes of any person which is or has ever been affiliated with any member of the Conexant/Washington Tax Group or with which any member of the Conexant/Washington Tax Group joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined or unitary Income Tax Return for any Tax period ending on or before or including the Distribution Date except to the extent the Alpha Tax Group is liable for such Taxes pursuant to
Section 2.02 or 3.02;

            (iv) all Taxes for any Tax period (whether beginning before, on or after the Distribution Date) attributable to the breach by any member of the Conexant

Tax Group of any representation, warranty, covenant or obligation under this Agreement;

            (v) all liability for a breach by any member of the Conexant Tax Group of any representation, warranty, covenant or obligation under this Agreement;

            (vi) all Taxes imposed in connection with the transactions contemplated by the Distribution Agreement undertaken to carry out the Contribution and Distribution; and

            (vii) all liability for any reasonable legal, accounting, appraisal, consulting or similar fees and expenses relating to the foregoing.

Notwithstanding the foregoing, Conexant shall not indemnify, defend or hold harmless any member of the Alpha Tax Group nor any of their respective Representatives or heirs, executors, successors and assigns of any of them from any liability for Taxes (other than with respect to Distribution Taxes) attributable to (I) any transfer taxes incurred in connection with the Contribution, the Distribution and/or the Merger (which shall be paid in accordance with the provisions of Section 4.09 of the Distribution Agreement) or
(II) any Alpha Post-Distribution Tax Act. An "ALPHA POST-DISTRIBUTION TAX ACT" shall mean any action specified on Schedule 3.01(a) attached hereto.

            (b) ALPHA INDEMNIFICATION. Alpha shall be liable for, and shall indemnify, defend and hold harmless each member of the Conexant Tax Group and each of the respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing from and against:

            (i) all Taxes of any member of the Washington Tax Group or Alpha Tax Group (other than Taxes for which Conexant is obligated to provide indemnification for pursuant to Section 3.01(a));

            (ii) all Taxes for any Tax period (whether beginning before, on or after the Distribution Date) attributable to the breach by any member of the Alpha Tax Group or Washington Tax Group of any representation, warranty, covenant or obligation under this Agreement;

            (iii) all liability for a breach by any member of the Alpha Tax Group or Washington Tax Group of any representation, warranty, covenant or obligation under this Agreement;

            (iv)  all Taxes attributable to an Alpha Post-Distribution Tax Act;

            (v) all transfer taxes incurred in connection with the Contribution, the Distribution and/or the Merger; and

            (vi) all liability for any reasonable legal, accounting, appraisal, consulting or similar fees and expenses relating to the foregoing.

            SECTION 3.02 DISTRIBUTION TAXES.

            (a) Except as otherwise provided in this Section 3.02, Conexant agrees to indemnify, defend and hold harmless each member of the Alpha Tax Group and each of the respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing from and against any Distribution Taxes.

            (b) Alpha agrees to indemnify, defend and hold harmless each member of the Conexant Tax Group and each of the respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing from and against any Distribution Taxes resulting from any Alpha Tax Act. For purposes of this Agreement, in determining the amount of any such Taxes resulting from an Alpha Tax Act for which Alpha shall be liable, any net operating losses which would otherwise be taken into account in determining the amount of such liability shall be ignored. An "ALPHA TAX ACT" shall be as specified on Schedule 3.02(a) attached hereto.

            (c) Alpha shall, and shall cause each member of the Alpha Tax Group to, comply with and take no action inconsistent with the Alpha Tax Representation Letter, unless, pursuant to a favorable ruling letter obtained from the IRS which is satisfactory to Conexant or the advice of nationally recognized Tax counsel to Conexant, which advice shall be satisfactory to Conexant, such act or omission would not adversely affect the U.S. federal Income Tax consequences of the Contribution and the Distribution to Conexant or the shareowners of Conexant. Notwithstanding Sections 3.01(b)(iii) and 3.01(b)(iv), the parties intend that the sole remedy for breach of the covenants contained in this Section 3.02(c) shall be as set forth in Section 3.02(b).

            (d) Conexant shall, and shall cause each member of the Conexant Tax Group to, comply with and take no action inconsistent with the Conexant Tax Representation Letter, unless, pursuant to a favorable ruling letter obtained from the IRS which is satisfactory to Alpha or the advice of nationally recognized Tax counsel to Alpha, which advice shall be satisfactory to Alpha, such act or omission would not adversely affect the U.S. federal Income Tax consequences of the Contribution and the Distribution to Conexant or the shareowners of Conexant. Notwithstanding

Section 3.01(a)(v), the parties intend that the sole remedy for breach of the covenants contained in this Section 3.02(d) shall be as set forth in Section 3.02(a).

            (e) Notwithstanding the foregoing, an Alpha Tax Act (other than paragraphs 7 or 8 thereof) shall not include any transaction or action specifically disclosed or specifically described in any of the Transaction Agreements, the Merger Agreement, the Stock Purchase Agreement or the Asset Purchase Agreements or, except as specifically set forth in Schedule 3.01(b), any action taken on or prior to the Distribution Date. An Alpha Tax Act shall not include any action on the part of any member of the Conexant Tax Group.

            SECTION 3.03 NOTICE OF INDEMNITY. Whenever a party hereto (hereinafter an "INDEMNITEE") becomes aware of the existence of an issue raised by any Tax Authority which could reasonably be expected to result in a determination that would increase the liability for any Tax of the other party hereto or any member of its Tax Group for any Tax period or require a payment hereunder by the other party (hereinafter an "INDEMNITY ISSUE"), the Indemnitee shall in good faith promptly give notice to such other party (hereinafter the "INDEMNITOR") of such Indemnity Issue. The failure of the Indemnitee to give such notice shall not relieve the Indemnitor of its obligations under this Agreement, except to the extent such Indemnitor or a member of its Tax Group is actually prejudiced by such failure to give notice.

            SECTION 3.04 PAYMENTS.

            (a) TIMING ADJUSTMENTS.

            (i) TIMING DIFFERENCES. If a Tax audit proceeding or an amendment of a Tax Return results in a Timing Difference, and such Timing Difference results in a decrease in an indemnity obligation Conexant has or would otherwise have under Section 3.01(a) and/or an increase in the amount of a Tax refund or credit to which Conexant is entitled under Section 2.03, then in each Post-Tax Indemnification Period in which the Alpha Tax Group Actually Realizes an Income Tax Detriment, Conexant shall pay to Alpha an amount equal to such Income Tax Detriment; provided, however, that the aggregate payments which Conexant shall be required to make under this Section 3.04(a)(i) with respect to any Timing Difference shall not exceed the aggregate amount of the Income Tax Benefits realized by the Conexant Tax Group for all taxable periods and the Alpha Tax Group for all Tax Indemnification Periods as a result of such Timing Difference. Conexant shall make all such payments within ten days after Alpha notifies Conexant that the relevant Income Tax Detriment has been Actually Realized.

            (ii) REVERSE TIMING DIFFERENCES. If a Tax audit proceeding or an amendment to a Tax Return results in a Reverse Timing Difference, and such Reverse Timing Difference results in an increase in an indemnity payment obligation of Conexant under Section 3.01(a) and/or a decrease in the amount of a Tax refund or credit to which Conexant is or would otherwise be entitled under
Section 2.03, then in each Post-Tax Indemnification Period in which the Alpha Tax Group Actually Realizes an Income Tax Benefit, Alpha shall pay to Conexant within ten days after Alpha has Actually Realized such Income Tax Benefit an amount equal to such Income Tax Benefit; provided, however, that the aggregate payments which Alpha shall be required to make under this Section 3.04(a)(ii) with respect to Reverse Timing Differences shall not exceed the aggregate amount of the Income Tax Detriments realized by the Alpha Tax Group and the Conexant Tax Group for all Tax Indemnification Periods as a result of such Reverse Timing Difference.

            (b) TIME FOR PAYMENT. Except as otherwise provided in this Section 3.04(b), any indemnity payment required to be made pursuant to this Agreement shall be paid within thirty days after the indemnified party makes written demand upon the indemnifying party, provided that in no event shall such payment be required to be made earlier than five business days prior to the date on which the relevant Taxes (including estimated Taxes) are required to be paid (or would be required to be paid if no such Taxes are due) to the relevant Tax Authority. Notwithstanding any other provision in this Agreement, to simplify the administration of this Agreement, the payment of any amount less than $100,000 required to be made pursuant to this Agreement by one party hereto to another party hereto need not be made to such other party prior to thirty days following the later of (i) the close of the calendar quarter during which such payment obligation arose and (ii) the day during such calendar quarter when the aggregate amount of all such less than $100,000 payment obligations arising during such calendar quarter exceeds $250,000. Unless otherwise specified by the recipient for items exceeding $500,000, any such payment may be made on a net Tax basis (i.e., reduced to take account of any net Tax benefit to be realized by the recipient (computed at the effective Tax rate set forth in Section 3.04(c)) to the extent such recipient is entitled to a corresponding deduction.

            (c) PAYMENTS NET OF TAXES AND TAX BENEFITS. The amount of any payment under this Agreement shall be (i) reduced to take into account any net Tax benefit realized by the recipient's Tax Group arising from the incurrence or payment by such recipient's Tax Group of any amount in respect of which such payment is made and (ii) increased to take into account any net Tax cost incurred by the recipient's Tax Group as a result of the receipt or accrual of payments hereunder (grossed-up for such increase), in each case determined by treating the recipient as recognizing all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of accrual of any payment hereunder.

In determining the amount of any such Tax benefit or Tax cost, (I) if the recipient's Tax Group's taxable income for the year, after taking into account tax loss carryovers, is negative or zero, the recipient's Tax Group shall be deemed not subject to Tax for such purpose, and (II) in all other cases, the recipient's Tax Group shall be deemed to be subject to Tax as follows: (A) U.S. federal Income Taxes and foreign Income Taxes at the maximum statutory rate then in effect and (B) U.S. state and local Income Taxes at an assumed rate of five percent net of U.S. federal Income Tax benefits. Except as otherwise provided in this Agreement or unless the parties otherwise agree to an alternative method for determining the present value of any such anticipated Tax benefit or Tax cost, any payment hereunder shall initially be made without regard to this section and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the recipient's Tax Group has Actually Realized such Tax cost or Tax benefit.

            (d) RIGHT TO OFFSET. Any party making a payment under this Agreement shall have the right to reduce any such payment by any undisputed amounts owed to it by the other party to this Agreement.

            (e) CHARACTERIZATION OF PAYMENTS. It is the intention of the parties to this Agreement that payments made pursuant to this Agreement are to be treated as relating back to the Distribution as an adjustment to capital (i.e., capital contribution or distribution), and the parties shall not take any position inconsistent with such intention before any Tax Authority, except to the extent that a final determination (as defined in Section 1313 of the Code) with respect to the recipient party causes any such payment not to be so treated.

            SECTION 3.05 TAX CONTESTS. The Indemnitor and its representatives, at the Indemnitor's expense, shall be entitled to participate (a) in all conferences, meetings and proceedings with any Tax Authority, the subject matter of which is or includes an Indemnity Issue and (b) in all appearances before any court, the subject matter of which is or includes an Indemnity Issue. The party who has responsibility for filing the Tax Return under this Agreement (the "RESPONSIBLE PARTY") with respect to which there could be an increase in liability for any Tax or with respect to which a payment could be required hereunder shall have the right to decide as between the parties hereto how such matter is to be dealt with and finally resolved with the appropriate Tax Authority and shall control all audits and similar proceedings. If no Tax Return is or was required to be filed in respect of an Indemnity Issue, the Indemnitor shall be treated as the Responsible Party with respect thereto. The Responsible Party agrees to cooperate in the settlement of any Indemnity Issue with the other party and to take such other party's interests into account.

                                   ARTICLE IV

               OPTIONS; COMPENSATION PAYMENTS; INTEREST CHARGE FOR
             LATE PAYMENTS; CURRENCY CALCULATIONS; EFFECTIVE TIME OF
                                  TRANSACTIONS


            SECTION 4.01 STOCK OPTIONS AND RESTRICTED STOCK.

            (a) STOCK OPTION ADJUSTMENTS. Conexant Common Stock Options outstanding at the time of the Distribution will be adjusted in accordance with the terms of the Employee Matters Agreement.

            (b) TAX DEDUCTIONS. Notwithstanding anything to the contrary in this Agreement, unless the IRS issues a contrary private letter ruling to Conexant or Alpha, or Conexant or Alpha otherwise agree in writing, (A) the Conexant Tax Group (and not the Alpha Tax Group) shall claim the post-Distribution Date Tax deductions in respect of Conexant Common Stock Options and Conexant Restricted Stock and (B) the Alpha Tax Group (and not the Conexant Tax Group) shall claim any post-Distribution Date Tax deductions in respect of Alpha Common Stock Options and Alpha Restricted Stock, except to the extent (x) the optionees or holders would not be (I) "Conexant Group Employees and Former Employees", as such term is defined in the tax allocation agreement between Conexant and Rockwell dated December 31, 1998 or (II) Alpha Group Employees and Former Employees and (y) the tax allocation agreement applicable to such optionees or holders allocates the tax deduction to the employer corporation, in which case Conexant shall, within ten days after payment is received from the employer corporation in accordance with the terms of such tax allocation agreement, pay such amounts to Alpha.

            (c) NOTICES, WITHHOLDING, REPORTING.

            (i) Conexant shall promptly notify Alpha of any post-Distribution Date event giving rise to income to any Alpha Group Employees and Former Employees in connection with the Conexant Common Stock Options and Conexant Restricted Stock and, if required by law, Alpha shall withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection therewith. Conexant shall within ten days of demand thereof reimburse Alpha for all reasonable out-of-pocket expenses incurred in connection with the Conexant Common Stock Options and Conexant Restricted Stock, including with respect to incremental Tax reporting obligations and any incremental employment Tax obligations; provided that Alpha shall use reasonable efforts to collect any such amounts required to be paid by Alpha

Group Employees and Former Employees from such Alpha Group Employees and Former Employees.

            (ii) Alpha shall promptly notify Conexant of any post-Distribution Date event giving rise to income to any Conexant Group Employees and Former Employees in connection with the Alpha Common Stock Options and Alpha Restricted Stock and, if required by law, Conexant shall withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection therewith. Alpha shall within ten days of demand thereof reimburse Conexant for all reasonable out-of-pocket expenses incurred in connection with the Alpha Common Stock Options and Alpha Restricted Stock, including with respect to incremental Tax reporting obligations and any incremental employment Tax obligations; provided that Conexant shall use reasonable efforts to collect any such amounts required to be paid by Conexant Group Employees and Former Employees from such Conexant Group Employees and Former Employees.

            (d) TAX AUDIT ADJUSTMENTS. Notwithstanding the provisions of Section 4.01(b), in the event a Tax audit proceeding shall determine (by settlement or otherwise), or the parties otherwise determine pursuant to Section 4.03, that all or a portion of the Tax deductions in respect of Conexant Common Stock Options and Conexant Restricted Stock or Alpha Common Stock Options and Alpha Restricted Stock should have been claimed by the Alpha Tax Group or the Conexant Tax Group, respectively, the Alpha Tax Group or the Conexant Tax Group, respectively, shall claim such Tax deductions (by an amended Tax Return or otherwise) and shall pay to Conexant or Alpha, as the case may be, the amount of any Tax refund or credit arising in respect of such Tax deduction within ten days after such Tax refund or credit is Actually Realized by the Alpha Tax Group or the Conexant Tax Group, as the case may be.

            SECTION 4.02 COMPENSATION PAYMENTS.

            (a) TAX DEDUCTIONS. Notwithstanding anything to the contrary in this Agreement, unless Conexant and Alpha otherwise agree in writing, (i) the Rockwell Tax Group (and not the Conexant Tax Group or the Alpha Tax Group) shall claim the Post-Distribution Date Tax deductions in respect of Compensation Payments paid by the Rockwell Tax Group to Alpha Group Employees and Former Employers, (ii) the Alpha Tax Group (and not the Conexant Tax Group) shall claim the Post-Distribution Date Tax deductions in respect of Compensation Payments paid by the Alpha Tax Group to all other Alpha Group Employees and Former Employees, and (iii) the Conexant Tax Group (and not the Alpha Tax Group) shall claim the Post-Distribution Date Tax deductions in respect of Compensation Payments paid by the Conexant Tax Group to all other Alpha Group Employees and Former Employees.

            (b) NOTICES, WITHHOLDING, REPORTING. The party responsible for making the Compensation Payments pursuant to the Employee Matters Agreement shall withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection with the Compensation Payments made to all Alpha Group Employees and Former Employees.

            (c) TAX AUDIT ADJUSTMENTS. Notwithstanding the provisions of Section 4.02(a), in the event a Tax audit proceeding shall determine (by settlement or otherwise), or the parties otherwise determine pursuant to Section 4.03, that all or a portion of the Tax deductions in respect of Compensation Payments paid to Alpha Group Employees and Former Employees was not available to the party claiming the Tax deduction, then the appropriate party shall claim such Tax deductions (by an amended Tax Return or otherwise) and shall pay to the party which had previously claimed such Tax deduction, within ten days after such Tax deduction has been Actually Realized by the such appropriate party, the amount of the resulting Tax benefit to such appropriate party.

            SECTION 4.03 CHANGE IN LAW. Notwithstanding the agreement with respect to reporting of Tax items and the claiming of the deductions set forth in Article 4 of this Agreement, neither the Alpha Tax Group nor the Conexant Tax Group shall have any obligation to report any such Tax items or claim such deductions as set forth in such Article in the event that either such party determines, based on an opinion of nationally recognized tax counsel, which opinion shall be satisfactory to the other party, that there is no substantial authority to support reporting such Tax items or claiming such deductions on a Tax Return filed by such party as a result of a change in or amendment to any law or regulation, or any change in the official interpretation thereof, effective or occurring after the date of this Agreement, and such Tax Group provides prompt notice to the other Tax Group of any such determination.

            SECTION 4.04 INTEREST CHARGE FOR LATE PAYMENTS. Any amount due and owing by one party to the other party pursuant to this Agreement that is not paid when due shall bear interest from the due date thereof until paid at a rate equal to the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

            SECTION 4.05 CURRENCY CALCULATIONS. All currency calculations shall be made in accordance with Section 7.17 of the Distribution Agreement.

            SECTION 4.06 EFFECTIVE TIME OF TRANSACTION. Conexant and Alpha agree that any transaction that, pursuant to the Distribution Agreement, is expressly effective immediately after the Time of Distribution shall be treated for federal Income Tax purposes as occurring at the beginning of the day following the Distribution Date.


                                   ARTICLE V

                     COOPERATION AND EXCHANGE OF INFORMATION


            SECTION 5.01 INCONSISTENT ACTIONS. Each party to this Agreement agrees (i) to, and to cause each of the relevant members of its Tax Group to, report the Contribution and Distribution as a reorganization described in Sections 355 and 368 of the Code and the Merger as a reorganization described in
Section 368 of the Code on all Tax Returns and other filings, (ii) to use its best efforts to ensure that the Distribution and the Merger receive such treatment for U.S. federal Income Tax purposes and (iii) that, unless it has obtained the prior written consent of the other party, it (and the members of its Tax Group) shall not take any action inconsistent with, or fail to take any action required by, the Transaction Agreements and the Merger Agreement. For all Post-Distribution Taxable Periods, each party to this Agreement agrees to, and to cause each of the relevant members of its Tax Group to, in the absence of a controlling change in law or circumstances, report on all Tax Returns the tax consequences of the transactions undertaken pursuant to the Transaction Agreements, the Merger Agreement, the Stock Purchase Agreement, the Asset Purchase Agreements and the Ruling Request in accordance with the positions taken (including valuations and purchase price allocations) with respect to such transactions to the extent reported on Tax Returns filed with respect to all Pre-Distribution Taxable Periods and Straddle Periods in respect of such transactions.

            SECTION 5.02 RULING REQUEST. Each party hereto represents that neither it (nor any of the members of its Tax Group) will take or has any plan or intention to take any action which is inconsistent with any factual statements, representations or other similar conditions contained in the Ruling Request or in the Ruling.

            SECTION 5.03 [INTENTIONALLY OMITTED].

            SECTION 5.04 COOPERATION AND EXCHANGE OF INFORMATION. Each party hereto agrees to provide, and to cause each member of its Tax Group to provide, such cooperation and information as such other party shall request, on a timely basis, in connection with the preparation or filing of any Tax Return or claim for Tax refund not inconsistent with this Agreement or in conducting any Tax audit, Tax dispute, or otherwise in respect of Taxes or to carry out the provisions of this Agreement (including any cooperation required to carry out the intentions of the parties as set forth in the preamble), which cooperation and information shall include in particular, making its employees involved in the research and development process available to the other party and having such employees provide such assistance as the other party may require for such purposes, provided, however, that neither party shall be obligated to provide the other party Tax Returns, documentation or other information of a proprietary or confidential nature for purposes of verifying any calculation, and provided further, that in any such case where one party does not provide the other party with Tax Returns, documentation or information because it is proprietary or confidential, both parties shall cooperate in developing mutually acceptable procedures including retaining a mutually agreeable accounting firm to review such Tax Returns, documentation or information for purposes of verifying such calculation. To the extent necessary to carry out the purposes of this Agreement and subject to the other provisions of this Agreement, such cooperation and information shall include without limitation the non-exclusive designation of an officer of Conexant as an officer of Alpha and each of its affiliates for the purpose of signing Tax Returns, cashing refund checks, pursuing refund claims, dealing with Tax Authorities and defending audits as well as promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Tax Authority which relate to the Alpha Tax Group for the Tax Indemnification Period and providing copies of all relevant Tax Returns for the Tax Indemnification Period, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by Tax Authorities, including without limitation, foreign Tax Authorities, and records concerning the ownership and Tax basis of property, which either party may possess. Subject to the rights of the Alpha Tax Group under the other provisions of this Agreement, such officer shall have the authority to execute powers of attorney (including Form 2848) on behalf of each member of the Alpha Tax Group with respect to Tax Returns for the Tax Indemnification Period. Each party to this Agreement shall make, or shall cause its affiliates to make, its employees and facilities available on a mutually convenient basis to provide an explanation of any documents or information provided hereunder.

            SECTION 5.05 TAX RECORDS.

            (a) Conexant and Alpha agree to (and to cause each member of their respective Tax Group to) (i) retain all Tax Returns, related schedules and workpapers, and all material records and other documents as required under
Section 6001 of the Code and the regulations promulgated thereunder relating thereto existing on the date hereof or created through the Distribution Date, for a period of at least ten years following the Distribution Date and (ii) allow the party to this

Agreement, at times and dates reasonably acceptable to the retaining party, to inspect, review and make copies of such records, as Conexant and Alpha may reasonably deem necessary or appropriate from time to time. In addition, after the expiration of such ten-year period, such Tax Returns, related schedules and workpapers, and material records shall not be destroyed or otherwise disposed of at any time, unless, prior to such destruction or disposal, (A) the party proposing to destroy or otherwise dispose of such records shall provide no less than 30 days' prior written notice to the other party, specifying in reasonable detail the records proposed to be destroyed or disposed of and (B) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the records proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such requested records at the expense of the party requesting such records.

            (b) Notwithstanding anything in this Agreement to the contrary, if any party fails to comply with the requirements of Section 5.05(a) hereof, the party failing so to comply shall be liable for, and shall hold the other party, harmless from, any Taxes (including without limitation, penalties for failure to comply with the record retention requirements of the Code) and other costs resulting from such party's failure to comply.


                                   ARTICLE VI

                                  MISCELLANEOUS


            SECTION 6.01 ENTIRE AGREEMENT; CONSTRUCTION. This Agreement, the Distribution Agreement, all other Transaction Agreements and the Merger Agreement, including any annexes, schedules and exhibits hereto or thereto, and other agreements and documents referred to herein and therein, will together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, with respect to such subject matter. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there is a conflict relating to Taxes between the provisions of this Agreement and the provisions of the Distribution Agreement, any other Transaction Agreement or the Merger Agreement, the provisions of this Agreement will control.

            SECTION 6.02 EFFECTIVENESS. All covenants and agreements of the parties contained in this Agreement shall be subject to and conditioned upon the Distribution becoming effective.

            SECTION 6.03 SURVIVAL OF AGREEMENTS. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement will remain in full force and effect and survive the Time of Distribution.

            SECTION 6.04 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

            SECTION 6.05 NOTICES. All notices, requests, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be delivered by hand, telecopied, e-mailed or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and will be deemed given when so delivered by hand or telecopied, when e-mail confirmation is received if delivered by e-mail, or three business days after being so mailed (one business day in the case of express mail or overnight courier service). All such notices, requests, claims, demands and other communications will be addressed as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

            (a)   If to Conexant:

                  Conexant Systems, Inc.
                  4311 Jamboree Road
                  Newport Beach, California  92660-3095

                  Attention:  Dwight W. Decker
                              Chairman of the Board and Chief Executive
                                Officer
                  Telecopy:   (949) 483-4318
                  E-mail:     dwight.decker@conexant.com
                  with a copy to:

                  Conexant Systems, Inc.
                  4311 Jamboree Road
                  Newport Beach, California  92660-3095

                  Attention:  Dennis E. O'Reilly, Esq.
                              Senior Vice President, General Counsel
                              and Secretary
                  Telecopy:   (949) 483-6388
                  E-mail:     dennis.o'reilly@conexant.com


            (b)   If to Washington after the Effective Time:

                  Washington Sub, Inc.
                  c/o Alpha Industries, Inc.
                  20 Sylvan Road
                  Woburn, Massachusetts  01801

                  Attention:  Paul E. Vincent
                              Chief Financial Officer
                  Telecopy:   (617) 824-4426
                  E-mail:     pvincent@alphaind.com

                  with a copy to:

                  Alpha Industries, Inc.
                  20 Sylvan Road
                  Woburn, Massachusetts  01801

                  Attention:  James K. Jacobs, Esq.
                              General Counsel
                  Telecopy:   (617) 824-4564
                  E-mail:     jjacobs@alphaind.com

            (c)   If to Alpha

                  Alpha Industries, Inc.
                  20 Sylvan Road
                  Woburn, Massachusetts  01801

                  Attention:  Paul E. Vincent
                              Chief Financial Officer
                  Telecopy:   (617) 824-4426
                  E-mail:     pvincent@alphaind.com

                  with a copy to:

                  Alpha Industries, Inc.
                  20 Sylvan Road
                  Woburn, Massachusetts  01801

                  Attention:  James K. Jacobs, Esq.
                              General Counsel
                  Telecopy:   (617) 824-4564
                  E-mail:     jjacobs@alphaind.com


            SECTION 6.06 DISPUTE RESOLUTION. Any dispute, claim or controversy arising out of or relating to any provision of this Agreement or the breach, performance, enforcement or validity or invalidity thereof will be resolved in accordance with the procedures set forth in Section 7.05 of the Distribution Agreement, provided that each such mediator or arbitrator selected pursuant to such procedures shall have an expertise in Tax matters.

            SECTION 6.07 CONSENT TO JURISDICTION. Each of Conexant, Washington and Alpha irrevocably submits to the exclusive jurisdiction of (i) the Court of Chancery in and for the State of Delaware and the Superior Court in and for the State of Delaware and (ii) the United States District Court for the District of Delaware, for the purposes of any suit, action or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby or the breach, performance, enforcement or validity or invalidity of any thereof (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of Conexant, Washington and Alpha further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such party's respective address set forth in Section 6.05 will be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of Conexant, Washington and Alpha irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or the breach, performance, enforcement or validity or invalidity of any thereof in (i) the Court of Chancery in and for the State of Delaware and the Superior Court in and for the State of Delaware or (ii) the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each party agrees that a final judgment in any action, suit or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in law or in equity

            SECTION 6.08 AMENDMENTS. This Agreement cannot be amended, modified or supplemented except by a written agreement executed by Conexant and Alpha.

            SECTION 6.09 SUCCESSORS AND ASSIGNS. Neither party to this Agreement will convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party in its sole and absolute discretion. Notwithstanding the foregoing, Conexant or Alpha may (without obtaining any consent) assign, delegate or sublicense all or any portion of its rights and obligations hereunder to (i) the surviving entity resulting from a merger or consolidation involving such party, (ii) the acquiring entity in a sale or other disposition of all or substantially all of the assets of such party as a whole or of any line of business or division of such party, or (iii) any other Person that is created as a result of a spin-off from, or similar reorganization transaction of, such party or any line of business or division of such party. In the event of an assignment pursuant to
(ii) or (iii) above, the nonassigning party shall, at the assigning party's request, use good faith commercially reasonable efforts to enter into separate agreements with each of the resulting entities and take such further actions as may be reasonably required to assure that the rights and obligations under this Agreement are preserved, in the aggregate, and divided equitably between such resulting entities. Any such conveyance, assignment or transfer requiring the prior written consent of another party which is made without such consent will be void ab initio. No assignment of this Agreement will relieve the assigning party of its obligations hereunder.

            SECTION 6.10 CAPTIONS; CURRENCY. The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein to numbered articles or sections are to articles and sections of this Agreement and all references herein to schedules are to schedules to this Agreement. Unless otherwise specified, all references contained in this Agreement or in any schedule referred to herein to dollars or "$" shall mean U.S. dollars.

            SECTION 6.11 SEVERABILITY. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby. If the economic or legal substance of the transactions contemplated hereby is affected in any manner adverse to any party as a result thereof, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

            SECTION 6.12 PARTIES IN INTEREST. Except for the provisions of
Article III relating to Tax Indemnification, this Agreement is solely for the benefit of the parties hereto and the respective members of their Tax Group and should not be deemed to confer upon third parties (including any employee of Conexant or Alpha or of any Conexant or Alpha subsidiary) any remedy, claim, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

            SECTION 6.13 SCHEDULES. All schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Capitalized terms used in the schedules hereto but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

            SECTION 6.14 WAIVERS; REMEDIES. No failure or delay by any party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Subject to Section 6.06, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity.

            SECTION 6.15 COUNTERPARTS. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

            SECTION 6.16 PERFORMANCE. Each party hereto will cause to be performed, and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any subsidiary or any member of such party's Tax Group.

            SECTION 6.17 INTERPRETATION. Any reference to any Federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof ", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement and (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation".

            IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first hereinabove written.


                                    CONEXANT SYSTEMS, INC.


                                    By: /s/ DENNIS E. O'REILLY
                                        --------------------------------------
                                        Name:  Dennis E. O'Reilly
                                        Title: Senior Vice President,
                                               General Counsel &
                                               Secretary



                                    WASHINGTON SUB, INC.


                                    By: /s/ DENNIS E. O'REILLY
                                        --------------------------------------
                                        Name:  Dennis E. O'Reilly
                                        Title: Vice President and
                                               Secretary



                                    ALPHA INDUSTRIES, INC.


                                    By: /s/ PAUL E. VINCENT
                                        --------------------------------------
                                        Name:  Paul E. Vincent
                                        Title: Vice President, Chief
                                               Financial Officer,
                                               Treasurer & Secretary